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Forward Looking Statements
Additional Information and Where to Find It
Conference Call Transcript
DISCLAIMER

The following is a transcript of the investor conference call conducted on October 31, 2006 by Cambrex Corporation relating to the financial results for the third quarter 2006 and refers to the proposed sale of the Bioproducts and Biopharma businesses to Lonza Group:
Forward Looking Statements
This transcript contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule
3b-6 under The Securities Exchange Act of 1934, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. These statements may be identified by the fact that words such as “expects”, “anticipates”, “intends”, “estimates”, “believes” or similar expressions are used in connection with any discussion of future events and financial and operating performance. The forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and/or regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, changes in foreign exchange rates, performance of minority investments, uncollectible receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, and lack of suitable raw materials or packaging materials, the possibility that the value of the acquisition of PermaDermTM cultured skin may not be realized or that our plans to obtain a Humanitarian Device Exemption, completion of clinical trials and commercialization of PermaDerm cultured skin in the United States may not be successful, the Company may not receive regulatory approval for its products, the outcome of the evaluation of strategic alternatives, the satisfaction of the conditions to closing set forth in the stock purchase agreement with Lonza and the availability of financing on favorable terms in order to fund the portion of the special dividend that is not being funded from proceeds of the sale.
For further details and a discussion of these and other risks and uncertainties, investors are cautioned to review the Cambrex 2005 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other filings with the Securities and Exchange Commission, including the Current Report on Form 8-K filed on October 31, 2006. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
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In connection with the proposed sale and required stockholder approval, Cambrex will file a preliminary and definitive proxy statement and other relevant documents with the Securities and Exchange Commission. Its stockholders are urged to read the definitive proxy statement when it becomes available, because it will contain important information about the sale. Cambrex stockholders may obtain, free of charge, a copy of the definitive proxy statement (when it is available) and other documents filed by the Company with the Securities and Exchange Commission at the Securities and Exchange Commission’s website, www.sec.gov. The final proxy statement will be mailed to Cambrex stockholders. In addition, documents filed with the Securities and Exchange Commission by the Company will be available free of charge from the Company. The Company and its officers and directors will be soliciting proxies from stockholders of the Company in favor of the proposed transaction. Information concerning the participants in the proxy solicitation will be set forth in the proxy statement when it is filed with the Securities and Exchange Commission.

Final Transcript
Conference Call Transcript
CBM — Q3 2006 Cambrex Earnings Conference Call
Event Date/Time: Oct. 31. 2006 / 8:30AM ET

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Final Transcript

Oct. 31. 2006 / 8:30AM ET, CBM — Q3 2006 Cambrex Earnings Conference Call

CORPORATE PARTICIPANTS
Luke Beshar
Cambrex — EVP & CFO
James Mack
Cambrex — Chairman, President & CEO
CONFERENCE CALL PARTICIPANTS
Mike Sison
KeyBank — Analyst
Dmitry Silversteyn
Longbow Research — Analyst
Dan Leonard
First Analysis Securities — Analyst
Unidentified Participant
Analyst
PRESENTATION

Operator
Good morning. My name is Catherine and I will be your conference operator today. At this time I would like to welcome everyone to the Cambrex third quarter 2006 earnings conference call. ]OPERATOR INSTRUCTIONS]
Thank you. Mr. Beshar, you may begin your conference.

Luke Beshar - Cambrex - EVP & CFO
Thank you, Catherine, and good morning, everybody. Before I start I want to apologize for the delay for the start of this morning’s call. Our conference call provider had some technical difficulties, but we’re now back on-line. So, thank you for your patience. Welcome to our third quarter 2006 earnings call.
Before we begin I do need to provide the following Safe Harbor customary comments regarding forward-looking statements. Today’s discussion will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3b6 under the Securities and Exchange Act of 1984. These statements may be identified by the fact that the words such as expects, anticipates, intends, estimates, believes or similar expressions are used in connection with any discussion of future financial and operating performance. These statements are based on Cambrex’s current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to materially differ from those set forth in these forward-looking statements. For further information, please refer to our reports and filings with the Security and Exchange Commission. This morning’s call will last about 45 minutes and a replay will be available shortly thereafter until next Tuesday, November 7by calling 1-800-642-1687 domestically, and 706-645-9291 internationally. [Cross] conference ID Number should be 8114526.
In the upcoming discussion we will refer to adjusted non-GAAP results. The reconciliation of GAAP results to adjusted results can be found in the unaudited financial tables included in last night’s press release, which is available on our website at cambrex.com. Management believes that these adjusted results provide a more meaningful representation of the Company’s operating results for the periods presented. Today’s call will begin with opening remarks and a quarterly business review by James Mack, our Chairman, President and Chief Executive Officer. I’ll follow with a financial overview and commentary on significant events in the quarter and then we’ll open up the mic for questions and answers.
With that, it is my pleasure to introduce to you Mr. Jim Mack. Jim?

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Final Transcript

Oct. 31. 2006 / 8:30AM ET, CBM — Q3 2006 Cambrex Earnings Conference Call

James Mack - Cambrex - Chairman, President & CEO
Thank you, Luke. As we disclosed last week Cambrex achieved a pivotal milestone in its evaluation of strategic alternatives by entering into an agreement to sell its Bioproducts and Biopharma businesses to Lonza. Cambrex’ board of directors and management believes this transaction represents the most compelling means for realizing value for the stockholders. In addition to receiving a projected cash dividend between $13.50 and $14.50 per share, stockholders can look forward to additional benefits for their continuing investment in our strong Human Health business. We feel that our robust portfolio of products and services and value-added initiatives, coupled with our proven capabilities and first-rate regulatory record uniquely positions Cambrex to support both branded and generic drug manufacturers. As a result of this pending divestiture, we have initiated efforts to reduce our corporate infrastructure and the associated overhead cost to the size necessary to support our remaining operations.
While we guide the Bioproducts and Biopharma transaction towards its planned closing of the first quarter of next year, we also continue to actively manage the businesses. We reported sales growth in each of our three business segments during this traditionally difficult quarter. Bioproducts had another impressive quarter, reporting 10% growth in achieving a number of important strategic milestones. Biopharma reported an increase in both suite fees and revenues for process development work and as a result, Biopharma — excuse me — improved its sales and reduced its losses from a year ago. While Human Health growth was modest due largely to order patterns for pharma products, we did experience continued stronger demand for generic APIs, even in our typically weakest quarter.
Providing a little more detail by segment, Bioproducts had another strong quarter, as we said, with sales growth reported in most product categories. Sales of research products increased through the strong growth and cell biology products and bioassets. We experienced strong demand for biotherapeutic media and serums from a number of customers seeking our powdered media for the manufacturing of commercial products and late stage clinical trial materials. Sales of [inaudible], like probal protection products also increased, as operations in our LAL facility improved. In cell therapy we saw further progress in all facets of our business. Strong market demand driven by our solid reputation in the industry allowed us to achieve high capacity utilization, and we already have commitment for a substantial portion of our capacity in 2007.
During the quarter, we strengthened our contract manufacturing pipeline by adding several new process development and manufacturing clients. To meet the strong demand for our services, we announced a completion of two additional cell therapy manufacturing suites. We also received positive news related to our alliance with Ortec. During the quarter, Cambrex and Ortec secured an approvable letter for a humane device exemption to allow the use of the cryopreserved OrCel® to treat Recessive Dystrophic Epidermolysis Bullosa, a devastating congenital skin disorder. This decision, a key step toward FDA approval, provides an encouraging sign, as Ortec’s seeks approval for cryopreserved OrCel® for the treatment of venous leg ulcers.
Turning to the Biopharma segment, we achieved higher sales and more importantly experienced a substantial increase in the fraction of revenue derived from more profitable activities, such as production suite fees and process development charges. Among the notable activities during the past quarter our Hopkinton facility produced and shipped the first commercial batch of [Atrin] for GTC. This product, derived from the knowledge of transgenic dose, has received regulatory approval in Europe, and becomes the third commercial product manufactured Biopharma. We also manufactured clinical trials and quantities of Fludase®, a recombinant fusion protein, developed by NexBio, to block influenza virus infection. We completed process development projects for several new clients, as well.
Financial results for the third quarter were hurt by the postponement of a product shipment until next year and the cancellation of a manufacturing contract for another customer due to a change in their development priorities. Looking to the future, recent developments should have a positive impact on Biopharma sales and profitability. With the completion of process development work, we will soon be able to move these products into manufacturing suites for several of our clients. Also the sale of the ONTAK® product line from Ligand to Eisai may lead to greater demand for this oncology product.
Moving on to Human Health, the Human Health segment reported another profitable quarter, despite the challenging market conditions. We observed strong sales for a number of generic APIs, as well as nicotine polyacrylics used in smoking cessation products. As we noted last quarter, the order backlog for generic APIs continues to be very strong. We have also had success increasing sales to our efforts to pursue supplements in which Cambrex works with generic pharmaceutical companies to receive regulatory approval to become a second API supplier. Year-on-year sales growth, however, was negatively affected by lower sales of the major gastrointestinal API, due to order pattern, and pricing pressures on some contract manufacturing and fee-additive products, and also postponement of larger orders for a controlled substance into 2007.
We continue to build a substantial process development pipeline as a foundation for future growth in this business. Concurrently we continue to invest in our facilities, such as the recent upgrade of our high-potency capabilities in Charles City, Iowa, to support the growing demand of our customers. Also nearing completion is our state-of-the-art isolation and finishing plant in Milan, Italy. This facility will be validated in 2007 and

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Oct. 31. 2006 / 8:30AM ET, CBM — Q3 2006 Cambrex Earnings Conference Call

will be an important step in meeting stricter standards for cGMP production. As part of our evaluation of strategic alternatives, we completed the sale of our facilities in Cork, Ireland, and Landen, Belgium, on October 27. While these sites have experienced and well-trained work forces, the financial performance of both facilities depended heavily on mature product lines that have been subject to pricing pressure over the past few years. Also these sites do not have specialized technical expertise for economies and scale that we feel is necessary to establish a long-term competitive position in new contract API manufacturing. As a result, we chose to divest these facilities and focus our future efforts on our sites in Charles City, Iowa, Karlskoga, Sweden and Milan, Italy, as well as our technical center in north Brunswick, New Jersey.
Finally, I would like to thank all of our employees once again for all of their efforts over the past month, as we had the dual responsibility of running THE businesses and conducting the evaluation of strategic alternatives. I will now turn the call over to Luke.

Luke Beshar - Cambrex — EVP - CFO
Thanks, Jim. I’m going to provide comments on our financial performance and then we’ll follow with our current guidance and conclude with Q&A. As we discussed during previous earnings calls, we do believe that our recent GAAP financial results do not accurately reflect the underlying operating performance of the business, and as such, have reported both GAAP and adjusted results in yesterday’s release. I would like to start this morning by briefly reviewing the adjustments for the third quarter. The adjusted financial results exclude the following items: $2.1 million for $0.08 per diluted share for our goodwill Impairment in our Landen site; another $1.7 million or $0.06 per share for [inaudible] the evaluation of strategic alternatives; $1.7 million or $0.06 per diluted share for tax reserves related to prior periods; and $127,000 for expenses related to our Cutanogen acquisition. Last year’s third quarter results were adjusted to exclude a $1.3 million increase in an environmental reserve related to an idle property. Again, I refer listeners to the reconciliation of GAAP to adjusted non-GAAP results in the financial tables attached in the release and available on our website. Balance of the comments will refer to adjusted financial results.
Third quarter financial results include the full results for Biopharma, Bioproducts and the Cork and Landen facilities. We expect that the Cork and Landen businesses to be considered discontinued operations for reporting purposes commencing with our fourth quarter 2006 operating results. And assuming a positive shareholder vote at a special meeting expected to occur in early 2007 and closing on that transaction shortly thereafter, the Biopharma and Bioproducts businesses will be reported as discontinued operations commencing with our reported first quarter 2007 results.
Now on to the results for the quarter. Starting with the top line, third quarter sales increased 8.3% to $113.2 million from $104.5 million last year, resulting from increases in all operating segments and a 2.2% positive effect of foreign currency. Third quarter 2006 adjusted consolidated gross profits increased to 5.2% due to higher sales volumes, partially offset by an unfavorable shift in Human Health mix. Adjusted consolidated gross margins in the quarter declined to 34.6% versus 35.6% last year. Third quarter adjusted consulting operating profit — consolidated operating profit decreased slightly to $7 million from $7.4 million last year, principally due to higher legal and audit fees and higher R&D expenses in our Human Health segment. Adjusting op — adjusted operating profit margin in the third quarter decreased to 6.2% compared to 7.1% during the same period last year. Our foreign currency effects were favorable during the quarter, adding 1.4 percentage points to the operating margin.
Third quarter 2006 adjusted income before taxes decreased 3.7% compared to last year, due to lower operating profits partially offset by lower interest expense. Adjusted net income for the quarter was $1.5 million, up slightly from the 1.3 adjusted net income for third quarter 2005. While our adjusted pre-tax income was lower than prior year, our geographic mix of income led to a lower income tax provision in third quarter this year, which more than offset the decrease adjusted pre-tax. Adjusted diluted earnings per share was $0.06 this year versus $0.05 last year.
I would like to move on to our overview by business segment. As Jim mentioned earlier in his comments, our planned divestiture of the bio businesses did not diminish our commitment to actively manage them. Within our Human Health business, sales in the quarter increased 3.1% over last, with foreign exchange accounting for 2.2 — 2.7% of the growth and the remaining portion reflecting stronger demand for generic APIs, offset by lower sales of certain proprietary products. Generic products within our Human Health segment had another — had another very strong quarter for both revenue and order bookings. You may recall that we noted that our generic product backlog at the end of the second quarter was the highest it’s been in over three years. We’re proud to report the generic backlog increased again in the third quarter, which combined with the September 30 custom development pipeline, gives us a basis to expect a strong end to the year for the Human Health segment. Third quarter 2006 Human Health adjusted gross margin decreased to 32.1% from 34.1% last year, principally due to product mix. The third quarter Human Health adjusted operating profit margin — operating profit decreased to $9.9 million versus $11.5 million in operating profit in 2005.
On to Bioproducts, where the sales for the third quarter of increased — third quarter of 2006 increased 10% due to stronger demand in several areas. New products, new production capabilities, [notably] the powered media unit with therapeutic applications, and continued strength in the cell therapy markets all helped to support growth. Third quarter 2006 Bioproducts adjusted gross margin, however, decreased to 49.2% from

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Oct. 31. 2006 / 8:30AM ET, CBM — Q3 2006 Cambrex Earnings Conference Call

52.2% last year, primarily due to higher production costs related to a few nonrecurring production inefficiencies and our write-off of inventory produced for a customer who is expected to go bankrupt. We were very pleased to report that third quarter Bioproducts adjusted operating profit in 2006 to $6.1 million represents a 23% increase from last year, due to higher adjusted gross profit, lower adjusted operating expenses and the impact of foreign currency. Overall, Bioproducts had another good quarter and we feel great about where the Bioproducts business — the Bioproducts management team has its business positioned for the future. And based upon the results of the strategic evaluation process, we were not alone in this outlook.
Regarding [inaudible] in Biopharma, third quarter 2006 sales increased to $11.6 million versus $8.4 million last year, with both manufacturing suite fees and process development revenues substantially higher than last year. Third quarter 2006 Biopharma adjusted gross profit ran slightly negative compared to a negative $2 million last year, again reflecting the increase in value-added projects. Third quarter 2006 Biopharma adjusted operating profit loss was $2.4 million, a reduction from the $4.2 million loss in the third quarter of 2005 resulting from the increased suite fees and process development revenue.
I now would like to move to consolidated operating expenses for the entire corporation. Third quarter 2006 adjusted consolidated operating expenses increased to $2.4 million, principally due to higher legal and audit fees partially offset by lower sales and marketing costs. Increased legal fees, which impacted the administrative expenses line, were principally due to our activities related to the Rutherford Chemicals litigation. On an adjusted basis, our tax rate declined slightly from 73% in the third quarter of 2005 to 66% during the third quarter of 2006. We continue to expect volatility in our effective tax rate due to quarterly shifts for the geographic mix of income or losses.
Finally, I would like to address the subject of guidance. In light of the divestitures announced earlier this month and the related restructuring of the corporate infrastructure, we have suspended earnings guidance for Cambrex Corporation for 2006. We are providing guidance in our Human Health segment, excluding the divested Cork and Landen facilities, and this represents the ongoing operation of Cambrex after the divestitures are completed. The Company is providing full-year 2006 guidance for Human Health, excluding Cork and Landen, of sales in the range of $235 to $240 million, operating profit in the range of $47 to $53 million, depreciation and amortization in the range of $18 to $20 million, and capital expenditures of approximately $25 million. We’re in the process of planning a restructure in the corporate operations to ensure we have an organization sized to manage new Cambrex, while still satisfying our transition service obligations to [Alandra] and ITG — ICIG in 2007. We expect to provide insight into our 2007 operating expectations in either our fourth quarter earnings release or upon closing of the sale of the Bioproducts and Biopharma. With that I now would like to open up the mic to questions and answers. Catherine? Catherine? Catherine, are you there?
QUESTION AND ANSWER

Operator
[OPERATOR INSTRUCTIONS] Your first question is from the line of Mike Sison.

James Mack - Cambrex - Chairman, President & CEO
Good morning, Mike.

Mike Sison - KeyBank - Analyst
Hey, guys. Sorry about that.

Luke Beshar - Cambrex - EVP & CFO
Good morning.

Mike Sison - KeyBank - Analyst
In terms of your guidance for Human Health, it looks like operating margins should come in about 21%. How does that compare to, let’s say, three to five years ago?

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Oct. 31. 2006 / 8:30AM ET, CBM — Q3 2006 Cambrex Earnings Conference Call

Luke Beshar - Cambrex - EVP & CFO
I haven’t gone back and stripped out the Cork and Landen going back three to five years. But my sense would be that it would be lower than what it was three to five years ago, Mike, probably — I don’t want to speculate but it’s certainly lower.

Mike Sison - KeyBank - Analyst
Okay. And in terms of the backlog you talked about for the fourth quarter, are these contractual backlogs that the businesses won and then the only risk would be timing? Or at this point, do you feel pretty good about the timing, meaning maybe some have already hit in October and visibility looks pretty good for November and December?

Luke Beshar - Cambrex - EVP & CFO
Actually, visibility looks very good for the fourth quarter. The backlog at the end of September is all firm committed business. In the generic businesses, I think you know it’s P.O. based, volume and rarely do we get a cancellation on a P.O. And on the Pharma side, the custom manufactured and branded custom development, frankly a lot of the business we had in hand and has building through the year, and it’s a matter of completing the production and then waiting for customers release of a shipment. So, our outlook for the fourth quarter looks pretty solid.

Mike Sison - KeyBank - Analyst
And how did the backlog look for 2007?

Luke Beshar - Cambrex - EVP & CFO
Well, we only have the backlog as of 9/30, and so, particularly in the — well, both sides of the shop. Part of that was actually not going to ship until 2007. We’re standing now with a backlog that’s stronger in the generic portfolio than we’ve had in three years, so I think that bodes pretty well for, at least, the first half of ‘07. And custom development activity, similarly, looks pretty strong.

Mike Sison - KeyBank - Analyst
And, Jim, historically when you talk about Human Health, it’s been a business that, I think, you had thought would grow with a mid to high single-digits top line. Has the business changed to any degree that that sort of historical view-point is not sustainable going forward?

James Mack - Cambrex - Chairman, President & CEO
No, I think that’s sustainable. The things we’ve worked on are driving the new technologies, the new products that are higher margin because, you know, every business — and ours is no exception — have older products that are — have low or no growth and probably lower margin. Our efforts have been at these distinguishing areas, like high potency and high containment, high energy, taste masking and anything else that will give us the higher margin levels. I think actually in our contract development work there’s room for additional margin improvement there. So I think the growth in the margins are things that we can manage and control and arrange where we’ve been.

Mike Sison - KeyBank - Analyst
Right, thank you.

James Mack - Cambrex - Chairman, President & CEO
Okay, Mike.

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Final Transcript

Oct. 31. 2006 / 8:30AM ET, CBM — Q3 2006 Cambrex Earnings Conference Call

Operator
Your next question is from the line of Dmitry Silversteyn.

Luke Beshar - Cambrex - EVP & CFO
Good morning, Dmitry.

Dmitry Silversteyn - Longbow Research - Analyst
Good morning, gentlemen. A couple of questions. I’ll try to keep this to Human Health related. Can you give us an idea of what the [inaudible]. You mentioned the proprietary products were down in the quarter while generics was up. Was that because of the timing of the order you referred to before and that you expect to ship in 2007?

James Mack - Cambrex - Chairman, President & CEO
Well, it’s actually a couple things. It has to do with the ebb and flow of — this tends — you know, it tends to be a lumpy business. And in the phar — in the proprietary part of the shop, we had a little bit lull because of the timing of customer releases for shipments and demand for their end molecule. So the short answer is we wish we just had consistency. It was a lumpy quarter in the pharma side because of the nature of the business.

Luke Beshar - Cambrex - EVP & CFO
And more order patterns.

James Mack - Cambrex - Chairman, President & CEO
And order patterns.

Dmitry Silversteyn - Longbow Research — Analyst
You expect to ship the product that’s awaiting customer release in the fourth quarter as well as in 2007 then?

Luke Beshar - Cambrex - EVP & CFO
Yes. We expect a strong fourth quarter, and as we get closer to the year we’ll obviously have a little bit better visibility in terms of the order mix by quarter for 2007.

Dmitry Silversteyn - Longbow Research - Analyst
Fair enough. And then a couple of questions to follow up on Mike’s [in light of projects]. Can you give us an idea the percentage of revenues, roughly, the proprietary products with which you can obtain higher margins that Jim listed a few minutes ago represent Human Health excluding the Irish facility and the Belgium facility?

Luke Beshar - Cambrex - EVP & CFO
Boy, I don’t have that number at my fingertips. I’ll have to get back to you on that one.

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Oct. 31. 2006 / 8:30AM ET, CBM — Q3 2006 Cambrex Earnings Conference Call

Dmitry Silversteyn - Longbow Research - Analyst
That’s fine. And also, Jim mentioned that contract development work garnered higher margins. Can you give us an idea of the mechanism for that and how you propose to go about getting it and what the time frame is and why now, why not originally when you were setting the contracts up?

James Mack - Cambrex - Chairman, President & CEO
Yes, I think a part of it has been a shift in the strengthening, actually, in contract development work. So if you go back a couple years or three years ago, there was a typical — across the industry a large excess capacity and a lot of pricing by competition at basically low margins. And some cases we met that and — but in the meantime continue to work sort of pricing repair. And as the — the demand and the volume of businesses continue to increase, it gives you the old supply and demand leverage to price at higher levels. So that’s the answer on the timing. And the ability to do it is also then based on your reputation for quality, speed of service and the — delivering the results that you promised, and that’s worth a lot, recognizing that that has to go into the pricing model.

Dmitry Silversteyn - Longbow Research - Analyst
Okay, okay. So basically it’s an industry improvement overall that’s allowing you to gain higher margin hopefully. And the question is, are these contracts, once you get them, for the duration of the contract you can’t do anything about the pricing but are you talking about getting new business at higher margins?

James Mack - Cambrex - Chairman, President & CEO
Yes, that’s essentially true. And it’s really also a pattern that we initiated at the beginning of the year in the Biopharma area, and going for milestone payments to more of time and materials.

Dmitry Silversteyn - Longbow Research - Analyst
Right. And then final question is I looked back on my notes from the previous conference call. It wasn’t clear or maybe I missed it. The OrCel® product — the Ortec product, I should say, is that staying with you or is that going with the Biosciences with [inaudible]?

James Mack - Cambrex - Chairman, President & CEO
That goes with the Biosciences.

Dmitry Silversteyn - Longbow Research - Analyst
Okay, that’s it. Thank you.

Operator
Your next question is the line of Dan Leonard.

Dan Leonard - First Analysis Securities - Analyst
Thank you. Hi, Jim, hi, Luke.

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Final Transcript

Oct. 31. 2006 / 8:30AM ET, CBM — Q3 2006 Cambrex Earnings Conference Call

James Mack - Cambrex - Chairman, President & CEO
Hey, Dan. Good morning.

Dan Leonard - First Analysis Securities - Analyst
Do you have an ability to reduce corporate overhead than more than that $8 million you targeted?

Luke Beshar - Cambrex - EVP & CFO
You know, never say never, Dan, but our approach is to first identify, attack on execute on the $8 million. Once we get to a new order level, we’ll reevaluate that. But right now, that’s the target.

Dan Leonard - First Analysis Securities - Analyst
Okay. The reason I ask is will the base for the $8 million reduction would be that $26 million in 2005, correct?

Luke Beshar - Cambrex - EVP & CFO
Yes, 25, 26. That’s right.

Dan Leonard - First Analysis Securities - Analyst
Corporate overhead as a percentage of revenue would still be running pretty high?

Luke Beshar - Cambrex - EVP & CFO
It would be, that’s correct.

Dan Leonard - First Analysis Securities - Analyst
Okay.

Luke Beshar - Cambrex - EVP & CFO
And that’s really why I would say never say never, but we need to take this in step function and not make sure we don’t lose control of the business. And the other thing to not overlook is that over the next nine months — nine to 12 months from now, we have a lot of transition services we need to provide to the purchasers of the various businesses and that’s — how do we feather that into the overhead reductions is something that’s very much a real, now work in process.

Dan Leonard - First Analysis Securities - Analyst
Okay. And what are your ongoing sort of steady maintenance, CapEx needs in the Human Health business?

Luke Beshar - Cambrex - EVP & CFO
As a rule of thumb, we use 50% to 60% historically for the CapEx maintenance and the balance of 40% normally toward growth initiatives. I do caution you, though, because we have really restructured the entire business and not until we get to the budget review process over the next four to six weeks will we have a better sense if our historic rules of thumb apply to the new business stuff.

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Final Transcript

Oct. 31. 2006 / 8:30AM ET, CBM — Q3 2006 Cambrex Earnings Conference Call

Dan Leonard - First Analysis Securities - Analyst
Is $25 million in ongoing CapEx rate for that business?

Luke Beshar - Cambrex - EVP & CFO
We are not providing guidance for 2007. And again, once we get to the review and we have a little bit more granular intelligence on our part we’ll then address that [inaudible].

Dan Leonard - First Analysis Securities - Analyst
Is that what it has run historically?

Luke Beshar - Cambrex - EVP & CFO
I think last year was lower. I think in 2005 it was $20 million, if I recall. $19 to $20 million, if I recall. It was in the presentation that we released when we — the data we put out when we released the sale of Biosciences. It was a bout $20 million. I think it’s up a little bit this year. And that’s — you know, if you think of it — if you recall some of the comments Jim made about some of the CapEx we put into Human Health, specifically in our Milan facility in the new isolation finishing capability, that’s a very large capital expenditure program that’s just now wrapping up. Actually we’ll probably have some spending trickle into capital into 2007 and then we’ll have to validate that new facility. So, you’ve got some of that abnormal spending flowing through that $25 million this year. But again, until we get a good cut at ‘07, I think I’d be doing an [inaudible] of any kind of data.

Dan Leonard - First Analysis Securities - Analyst
That color helps a lot. Thanks.

Operator
[OPERATOR INSTRUCTIONS] Your next question is from the line of [Dan Massury].

Unidentified Participant Analyst
Hello.

Luke Beshar - Cambrex — EVP & CFO
Good morning.

Unidentified Participant Analyst
Good morning, it’s actually Richard [inaudible]. Two questions, one just a follow-up. Someone was asking about the CapEx, if I understand correctly, are you are saying that approximately historically about 50% to 60% of aggregate CapEx is for maintenance and then the rest is growth? Is that kind of what you meant?

Luke Beshar - Cambrex — EVP & CFO
Yes, historically our business — if you looked at the CapEx and sliced it, 50% to 60% tends to be maintenance. You know, core capital requirement for spending required to in order to keep the facilities up to regulatory standards, roofs, things like that. And, of course, 40% was for

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Final Transcript

Oct. 31. 2006 / 8:30AM ET, CBM — Q3 2006 Cambrex Earnings Conference Call

growth initiatives. And what my caution was that was a historical. I don’t know that it’s going to differ materially, but until we get into the budget review, I can’t pinpoint with any kind of accuracy how the new Human Health is going to play out versus historical rules of thumb.

Unidentified Participant Analyst
I understand. And then secondly, just from a macro standpoint, do you see any opportunities out there for bolt-on acquisitions in the Human Health space? Since we have this disparity between the public market values of a lot of other specialty chemical companies and the public market value — or the value the market is ascribing to Cambrex pro forma for these transactions, are there any other smaller situations out there that you guys are aware of that possibly could be opportunistically purchased at what seems to be a low multiples of EBITDA?

Luke Beshar - Cambrex - EVP & CFO
I don’t think we can give much clarity on it, but it is — it’s something we’re going to turn our attention to as we’re going forward. We agree with your assessment about that. The one thing that we want to be careful about is not ending up with another small site somewhere. The regulatory costs of small sites are out of proportion to the economic benefits. So what we’re really looking at is where we can pick up product lines and move them into one of our facilities, and do that relatively quickly. But that’s as far as we’ve gone at this point, Rich.

Unidentified Participant Analyst
I understood. Okay, thank you, everyone.

James Mack - Cambrex - Chairman, President & CEO
Okay. Cathleen, is that it?

Operator
Sir, there are no further questions at this time.

James Mack - Cambrex - Chairman, President & CEO
Okay. I thank everybody for their patience in dialing in. Thank you for your attention. Have a great day and happy Halloween. Bye for now.

Operator
Ladies and gentlemen, this concludes today’s conference call. You may now disconnect.

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Final Transcript

Oct. 31. 2006 / 8:30AM ET, CBM — Q3 2006 Cambrex Earnings Conference Call

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